Exhibit 99.1

Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA
215-784-6000 phone 215-659-7588 fax www.kns.com

FOR IMMEDIATE RELEASE

Kulicke & Soffa Completes Divesture of Wire Business Unit

Fort Washington, PA – September 29, 2008 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (“K&S”) announced today that the company has completed the previously announced sale of its wire business unit to W.C. Heraeus GmbH (“Heraeus”), a leading precious metals and technology group. Heraeus acquired the wire business assets for approximately $165 million, including estimated working capital adjustments. The final consideration will be subject to additional, post-closing working capital adjustments.

Concurrent with the close of the sale, K&S and Heraeus also entered into a development and engineering services agreement, under which the two parties will provide reciprocal base engineering support and will consider joint research and development initiatives aimed at customers’ future packaging needs.

Commenting on the announcement, Scott Kulicke, Chairman and Chief Executive Officer of K&S, said, “We believe this transaction will provide us with the financial resources and technical focus necessary to pursue attractive growth opportunities on the equipment side of our business. As we have stated previously, the working capital requirements of the wire business have become significant in recent years and we believe can no longer be justified. The wire business fits Heraeus’ core competencies well, especially in global precious metals trading and related services like refining. Heraeus has the necessary resources to support the continued growth of this business, and to exploit the advanced wire products like MaxSoft™ and Relmax™ we have recently developed. We look forward to working closely with Heraeus through the development and engineering arrangement we have formed, which will allow us to cooperatively pursue the technical opportunities that exist between these two businesses going forward.

“We thank our wire business employees for their many contributions and dedicated service to the Company. Our wire business has always been characterized by a reputation for innovation and by the excellent customer relationships our employees have formed.”

Maurice Carson, Senior Vice President and Chief Financial Officer of K&S, added, “We believe that this transaction strengthens our balance sheet, and together with our pending acquisition of Orthodyne will deliver value to our shareholders. Coupled with last year’s acquisition of Alphasem, we believe we have enhanced our already strong position in the semiconductor assembly business, along with our ability to respond to customer needs as industry conditions improve.”

About Heraeus Group

Heraeus, the precious metals and technology group headquartered in Hanau, Germany, is a global, private company with over 155 years of tradition. The businesses include precious metals, sensors, dental and medical products, quartz glass and specialty lighting sources. With product revenues of € 3 billion and precious metal trading revenues of € 9 billion, as well as over 11,000 employees in more than 100 companies worldwide, Heraeus holds a leading position in its global markets.

W.C. Heraeus GmbH, a subsidiary, processes the precious metals and special metals primarily into industrial products for the automotive, semiconductor, electronics and medical products industry and commands a leading position in international precious metals trading. The Contact Materials Division of W.C. Heraeus develops, manufactures and distributes bonding wire for connecting discrete and integrated components in the semiconductor industry.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor assembly equipment. As one of the pioneers of the industry, K&S has provided customers with market leading packaging solutions for decades. In recent years K&S has expanded its product offerings through strategic acquisitions, adding die bonding and a broader range of expendable tools to its core wire bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor devices. (www.kns.com)

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to potential financial impact of the Heraeus transaction, including the impact of the Heraeus transaction on our balance sheet, growth opportunities and product development. Forward looking statements also include, without limitation, statements relating to future industry conditions. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the volatility in the demand for semiconductors and our products and services; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis; the risk that the Orthodyne transaction may not be completed or completed on the terms agreed to as of the date of this press release; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2007 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Geoff Grande, CFA

FD Ashton Partners

P: (617) 747 1721

F: (617) 747 1711

geoff.grande@fdashtonpartners.com

Tom Johnson

Director – Investor Relations & Corporate Communications

Kulicke & Soffa

P: (215) 784-6411

F: (215) 784-6167

tjohnson@kns.com

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